                                                                       Exhibit 2


                                                        2116-130 ADELAIDE ST. W.
NORTH AMERICAN PALLADIUM LTD.                                TORONTO, ON M5H 3P5
                                                                 T. 416.360.7590
                                                                 F. 416.360.7709
                                                             WWW.NAPALLADIUM.COM


For Immediate Release                                               News Release
July 14, 2006                                           Trading Symbol TSE - PDL
                                                                      AMEX - PAL


               NORTH AMERICAN PALLADIUM'S LAC DES ILES UNDERGROUND
                  BOOSTS SECOND QUARTER OPERATING PERFORMANCE

                            SECOND QUARTER HIGHLIGHTS

        - Palladium production for the quarter was 57,326 oz, an increase of 22% over Q1 2006 and 19% over the comparable quarter in 2005

        - Production reflected the first full quarter from the Lac des Iles underground mine which raised the average mill feed grade to 2.22 g/t palladium compared with 1.79 g/t palladium in Q1 2006 and 1.78 g/t palladium in Q2 2005

        - A total of 1,101,543 tonnes of ore was processed, averaging 12,105 tonnes per day at a palladium recovery rate of 73.1%, compared to 13,135 tonnes per day processed in the same quarter last year of 70.2%

        - By-product metal production included 5,487 oz of platinum, 4,200 oz of gold, 619,276 lbs of nickel and 1,258,978 lbs of copper

        - Spot palladium prices in the second quarter averaged US $347 per oz versus US $290 per oz in the preceding quarter and US $192 per oz in second quarter 2005

 THE FOLLOWING MAY INCLUDE FORWARD-LOOKING STATEMENTS. REFERENCE SHOULD BE MADE
        TO "FORWARD-LOOKING STATEMENTS" AT THE END OF THIS NEWS RELEASE.

TORONTO, ONTARIO - In the second quarter of 2006, the Company's Lac des Iles mill produced 57,326 oz of palladium compared with 47,015 oz produced in the previous quarter of this year and 48,230 oz produced in the second quarter of 2005. The second quarter of 2006 marked the first complete quarter of production from the underground mine which began full production on April 1, 2006. The underground operation contributed significantly to the increase in average mill feed grade of 2.22 g/t palladium in the second quarter compared to 1.79 g/t in the first quarter and 1.78 g/t in the comparable quarter last year. For the month of June 2006, the monthly average mill feed grade was in line with expectations at 2.36 g/t palladium.

By-product metal production during the quarter included 5,487 oz of platinum (4,698 oz in Q1 2006), 4,200 oz of gold (3,615 oz in Q1 2006), 619,276 lbs of nickel (616,037 lbs in Q1 2006) and 1,258,978 lbs of copper (1,213,394 lbs in Q1
2006). Precious metal production comprised of palladium, platinum and gold accounts for approximately 75% of total production by revenue.

In total, 1,101,543 tonnes of ore was processed during the second quarter of 2006 for an average of 12,105 tonnes per day at a palladium recovery rate of 73.1%, versus 1,195,304 tonnes or 13,135 tonnes per day at a recovery of 70.2% in the same period last year. The


News Release, July 14, 2006   Page 1 of 3          North American Palladium Ltd.
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shortfall relates almost exclusively to two unscheduled shutdowns - one for the replacement of the conveyor feeding the coarse ore stockpile and the other for three additional days relating to the delivery of non-specification SAG Mill pulp lifters that will require replacement in July. Throughput in comparison to the first quarter of this year was slightly lower, however production benefited markedly from the increase in head grade of blended underground mine and open-pit ore. The underground is operating as expected, consistently producing over 2,000 tonnes per day or approximately 18% of total tonnes milled. The first stope has been completed while the second and third stopes are currently being mined simultaneously.

Palladium production for the first six months of 2006 of 104,341 oz was slightly higher than that produced in the same period last year of 100,802, while the average recovery rate also improved marginally at 72.9% versus 72.2% last year. By-product metal production for the first half of 2006 totaled 10,184 oz of platinum, 7,815 oz of gold, 2,472,372 lbs of copper and 1,235,313 lbs of nickel.


                               2006                        2005
                        ----------------------   -------------------------
PALLADIUM                  Q2          6 MOS         Q2          6 MOS
                        ----------   ---------   -----------   -----------
  Ore Milled (tpd)         12,105       12,305        13,135       12,992
  Head Grade (%)             2.22         2.00          1.78         1.85
  Recovery (%)               73.1         72.9          70.2         72.2
  Production (oz)          57,326      104,341        48,230      100,802

BY-PRODUCTS
  Platinum (oz)             5,487       10,184         5,123       10,505
  Gold (oz)                 4,200        7,815         3,834        7,965
  Copper (lbs)          1,258,978    2,472,372     1,432,890    2,994,929
  Nickel (lbs)            619,276    1,235,313       643,505    1,421,705


The gradual return in 2006 towards optimal levels of productivity is encouraging in that measures put in place to resolve past issues relating to mill availability and equipment are beginning to have tangible results. As an example, modifications to the flotation circuit in the quarter appear to have mitigated past seasonal recovery effects and crushing throughput has been significantly improved by altering blasting techniques. As of June 2006, mill availability had improved to 88.3% and while marginally short of our target of being consistently over 90%, further refinements are expected to achieve optimal sustainable levels in upcoming quarters.

Spot palladium prices in the second quarter showed considerable strength reaching a high of US $404 per oz in May, the first time since the historic peaks recorded in 2001, before settling at US $312 per oz at the end of June. The Company continues to pursue its non-hedging policy for its primary metal palladium, and is optimistic that global catalytic demand and consumption driven by jewellery and technology markets will keep physical demand strong.


--------------------------------------------------------------------------------
NORTH AMERICAN PALLADIUM'S LAC DES ILES MINE IS CANADA'S ONLY PRIMARY PRODUCER OF PLATINUM GROUP METALS AND IS ONE OF THE LARGEST OPEN PIT, BULK MINEABLE PALLADIUM RESERVES IN THE WORLD. PALLADIUM'S CATALYTIC QUALITIES ARE EXPECTED TO PLAY AN INCREASING ROLE IN THE AUTOMOTIVE AND PURIFICATION INDUSTRIES IN RESPONSE TO GLOBAL ENVIRONMENTAL SOLUTIONS, IN FUEL CELL TECHNOLOGY FOR ALTERNATIVE ENERGY SOURCES WHILE CONTINUING TO HAVE WIDESPREAD APPLICATION IN THE DENTAL, ELECTRONICS, CHEMICAL AND JEWELLERY SECTORS. THE COMPANY ALSO GENERATES SUBSTANTIAL REVENUE FROM BY-PRODUCT PLATINUM, NICKEL, GOLD AND COPPER AND IS ACTIVELY EXPLORING PROJECTS IN CANADA AND FINLAND.


News Release, July 14, 2006   Page 2 of 3          North American Palladium Ltd.
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For further information, please contact:

North American Palladium Ltd.

Jim Excell
President & CEO
Tel:  (416) 360-2656

Ian MacNeily
Vice President, Finance & CFO
Tel: (416) 360-2650

Donna Yoshimatsu
Director, Investor Relations
Tel: (416) 360-2652

Shanda Theaker
Manager, Investor Relations
Tel: (416) 360-2651

Forward-Looking Statements - Certain statements included in this news release are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "expect", "appear", "continues", "optimistic", "will" and other similar expressions are intended to identify forward-looking statements. In particular, statements relating to estimated future metal prices and future ore production are forward-looking statements. In making the forward-looking statements in this news release, the Company has applied several material assumptions, including but not limited to, the assumption that increasingly strong palladium and other commodity prices will continue to benefit the Company and the integrated operation of the underground mine with the open pit mine are viable operationally and economically. Any forward-looking statements in this news release involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, which may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, economic and political events affecting metal supply and demand, fluctuations in ore grade or ore tonnes milled, and geological, technical, mining or processing problems. For a more comprehensive review of risk factors, please refer to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.



News Release, July 14, 2006   Page 3 of 3          North American Palladium Ltd.